Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Shayne Payne, John Nesbett	Janet Vasquez
Interim Chief Financial Officer	Dian Griesel, Ph.D.	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

DRAFT RELEASE

CARDIMA COMPLETES PRIVATE PLACEMENT RESULTING IN

GROSS PROCEEDS OF $3.1 MILLION

FREMONT, CA. December 24, 2003—Cardima®, Inc. (NasdaqSC: CRDM) has completed a private placement resulting in gross proceeds of approximately $3.1 million. Net proceeds to the Company from this closing will be approximately $2.9 million.

The closing today resulted in the sale to certain accredited investors of 3,583,327 shares of Common Stock at a price of $0.87 per share. The closing also included the issuance of redeemable warrants to purchase up to an aggregate of 1,074,983 additional shares of Common Stock at an exercise price of $0.957 per share. Placement agents will also receive commission and warrants to purchase approximately 324,297 shares of Common Stock in connection with this closing.

“We are very pleased with this additional support from the investment community,” said Gabe Vegh, CEO of Cardima, in commenting on the additional $3.1 million in gross proceeds announced today.

The Company has agreed to register for resale the Common Stock issued in this private placement, including all shares of Common Stock underlying the warrants.

The offering was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheter systems for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons to treat AF by ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s pre-market approval (PMA) application for the REVELATION® Tx or any other product will be approved by the FDA, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction and financing efforts, and whether the Company will be able to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully market, sell and distribute its products to end users in the event FDA approval is obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, the Company’s Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the quarter ended June 30, 2003, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.